Exhibit 99.93

FORM OF SUPPLEMENTAL DISCLOSURE FOR ITALY

      The following legend will be distributed to GM common stockholders of record resident in Italy as a supplement to the consent solicitation statement/ information statement/ prospectus.

      La presente documentazione viene fornita confidenzialmente ad un numero determiato e limitato di investitori al solo scopo di valutare l’adesione alle operazioni descritte nella documentazione stessa e si intende destinata ad uso esclusivo di ciascun destinatario. L’invio della documentazione allegata non costituisce una sollecitazione al pubblico in Italia. General Motors Corporation non offrirà, venderà o distribuirà direttamente o indirettamente azioni Class C common stock emesse da HEC Holdings, copie della documentazione allegata o altro materiale relativo alle operazioni in oggetto salvo che tali attività (i) non costituiscano sollecitazione all’investimento soggetta all’obbligo di preparazione di un prospetto informativo e (ii) siano effettuate in conformità alla normativa bancaria, ivi incluse eventuali limitazioni o modalità imposte dalla Banca d’Italia, e alle disposizioni della Commissione Nazionale per le Società e la Borsa.